Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement that is made a part of the Registration Statement (Form S-4) and related Prospectus of Viewpoint Financial Group, Inc. for the registration of up to 7,950,584 shares of its common stock, and to the incorporation by reference therein of our reports dated February 26, 2014, with respect to the consolidated financial statements of ViewPoint Financial Group, Inc., and the effectiveness of internal control over financial reporting of ViewPoint Financial Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 12, 2014